Exhibit 99.1

On October 25, 2012, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $555.2 million today announced operating results for the quarter and nine month period ended September 30, 2012.

For the quarter ended September 30, 2012, the Corporation reported net income of $1,104,000, or $0.32 basic earnings per share.  This compares to the third quarter of 2011 net income of $247,000, or $0.07 basic earnings per share.  The increase in operating results for the third quarter of 2012 as compared to the same period in 2011 was primarily attributable to a $1,200,000 decrease in the provision for loan losses, a $148,000 increase in non-interest income, and a $4,000 decrease in non-interest expenses, offset by a decrease in net interest income of $167,000, and an increase in the provision for income taxes of $328,000.

Net income for the nine months ended September 30, 2012 totaled $3,309,000, or $0.96 basic earnings per share compared to $2,001,000 or $0.58 basic earnings per share for the same period in 2011. Compared with the same period in 2011, net income increased $1,308,000, or 65.4%. The increase for the nine month period ended September 30, 2012, as compared to the nine month period ended September 30, 2011, was primarily the result of an increase in non-interest income of $105,000 and a decrease in the provision for loan losses of $3,775,000, offset by a decrease in net interest income of $1,276,000, an increase in non-interest expenses of $604,000, and an increase in the provision for income taxes of $691,000.

The Corporation recognized a $200,000 provision for loan losses for the quarter and nine month period ended September 30, 2012 compared to a $1,400,000 provision for the third quarter of 2011 and a $3,975,000 provision for the nine month period ended September 30, 2011.  The decrease in the provision for loan losses resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, a decrease in risk rated loans and an overall decrease in the loan portfolio.  The allowance for loan losses as a percentage of total loans decreased to 2.24% at September 30, 2012 compared to 2.42% at September 30, 2011.

For the quarter ended September 30, 2012, non-interest income was $955,000, compared to $808,000 for the third quarter of 2011, a $147,000 (18.2%) increase. For the nine month period ended September 30, 2012, non-interest income was $3,113,000, compared to $3,008,000 for the same period in 2011, a $105,000 (3.5%) increase.  The increase in non-interest income for the first nine months of 2012 as compared to 2011 was primarily attributable to a $583,000 increase in gains on the sale of loans and a $147,000 increase in other non-interest income, offset by a $625,000 decrease in gains on the sale of securities.

For the quarter ended September 30, 2012, non-interest expenses were $3,989,000, compared to $3,992,000 for the third quarter of 2011, a $3,000 (0.1%) decrease.  For the nine month period ended September 30, 2012, non-interest expenses totaled $12,197,000, compared to $11,593,000 for the comparable period of 2011, an increase of $604,000 (5.2%).  The increase in non-interest expenses for the nine month period ended September 30, 2012 was primarily attributable to a $456,000 increase in salaries and benefits, a $212,000 increase in other real estate owned expenses, an $87,000 increase in ATM/debit card processing expenses, and a $75,000 increase in loan closing fees, offset by a $216,000 decrease in FDIC premium expenses and a $132,000 decrease in asset management legal expenses.

Total assets amounted to $555.2 million at September 30, 2012, compared to $587 million at December 31, 2011, a decrease of $31.8 million, or 5.4%.  The decrease in total assets was primarily the result of a decrease of $32.5 million (56.7%) in cash and cash equivalents, a decrease of $16.4 million (4.9%) in gross loans, and a $1 million (35.3%) decrease in other real estate owned, offset by an increase in available-for-sale securities of $15.8 million (10.4%).  Deposits during this same period decreased $24.5 million, or 5.1%.

Shareholders’ equity increased from $59.7 million at December 31, 2011 to $63.7 million at September 30, 2012.  This increase was the result of net income ($3,309,000), the issuance of 626 treasury shares under the Corporation’s Employee Stock Purchase Plan ($11,000), and a $641,000 increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the nine month period ended September 30, 2012, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2011 Form 10-K.